UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2011 (December 20, 2011)

Behringer Harvard Opportunity REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-3600
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2011, Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (which may be referred to herein as the “Company,” “we,” “our” or “us”) entered into the First Amendment to Second Amended and Restated Advisory Management Agreement (the “First Amendment”) with Behringer Harvard Opportunity Advisors I, LLC, an affiliated Texas limited liability company that serves as our advisor (the “Advisor”).  The First Amendment is effective as of January 1, 2012.  Under the First Amendment, the monthly asset management fee payable by us to the Advisor is reduced from one-twelfth of 0.75% of Aggregate Asset Value (as defined in the Second Amended and Restated Advisory Management Agreement (the “Advisory Agreement”)) to one-twelfth of 0.60% of Aggregate Asset Value.

Also on December 20, 2011, we renewed the Advisory Agreement, as amended by the First Amendment, through December 31, 2012.  However, either party may terminate the Advisory Agreement without cause or penalty upon providing 60 days’ prior written notice.  Other than as described above, the terms of the Advisory Agreement remain unchanged.

Item 8.01	Other Events.

On December 21, 2011, the Company sold a six-story office building containing approximately 157,000 rentable square feet, with a three-level attached parking garage, located on approximately 4.4 acres of land within a suburban submarket of Houston, Texas (“Regency Center”) through Behringer Harvard Regency LP, a wholly-owned subsidiary of Behringer Harvard Opportunity OP I, LP, our operating partnership, to an unaffiliated third party.

The contract sale price for Regency Center was $16.8 million, excluding transaction costs.  We used $10.8 million of the sale proceeds to pay down our senior secured credit facility.  The remaining proceeds from the sale, after customary selling costs and expenses, are being held in escrow by the lender as collateral for our senior secured credit facility.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 23, 2011	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President - Legal, General Counsel & Secretary

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